Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer Jill Baker, Corporate Vice President, Investor Relations +1-781-434-4118
PAREXEL REPORTS FIRST QUARTER FISCAL YEAR 2011 FINANCIAL RESULTS
•	Consolidated service revenue of $295.8 million grew 13.9% year-over-year

•	Diluted earnings per share of $0.30 increased 42.9% compared with one year ago

•	Strong new business wins generated a net book-to-bill ratio of 1.48

•	Backlog at approximately $2.9 billion, up 35.7% from the prior year
Boston, MA, November 1, 2010 — PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the first quarter ended September 30, 2010.
For the three months ended September 30, 2010, PAREXEL’s consolidated service revenue increased by 13.9% to $295.8 million, compared with $259.8 million in the prior year period. Excluding the negative impact from foreign exchange movements of $7.7 million, revenue increased 16.8%. The Company reported operating income of $30.0 million, or 10.1% of consolidated service revenue, in the first quarter of Fiscal Year 2011, versus operating income of $18.5 million, or 7.1% of consolidated service revenue, in the comparable quarter of the prior year. Net income for the current quarter totaled $17.8 million, or $0.30 per diluted share, compared with net income of $12.4 million, or $0.21 per diluted share, for the quarter ended September 30, 2009.
On a segment basis, consolidated service revenue for the first quarter of Fiscal Year 2011 was $231.6 million in Clinical Research Services (CRS), $28.3 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $35.9 million in Perceptive Informatics, Inc.
Backlog at the end of September was approximately $2.9 billion, an increase of 35.7% year-over-year. The reported backlog included gross new business wins in the quarter of $586.6 million, cancellations of $149.2 million, and a positive impact from foreign exchange rates of $105.4 million. The net book-to-bill ratio was 1.48 in the quarter.
Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “The results of the first quarter were strong. We exceeded our earnings per share target as a result of a continued focus on cost control and a lower tax rate, despite the fact that certain project delays and cancellations resulted in lower than anticipated revenue. New business wins in the quarter were healthy, and we are pleased with the ongoing development of our strategic partnerships, and the sustained success of our product and service offering. A notable highlight was our continued growth in the Asia/Pacific region, where we remain a market leader.”
Mr. von Rickenbach continued, “A number of leading biopharmaceutical companies have made a fundamental shift in the way they work with us, and now more than ever, PAREXEL plays an important role in their success. However, one of the characteristics of this new strategic partnership model appears to be that revenue runs off more slowly than has been typical with projects. Additionally, in the first quarter we experienced an elevated level of project delays and cancellations, including two large projects which were cancelled by clients near the end of the quarter. These factors have caused us to update our forward-looking financial guidance. Given our recent new business wins, existing backlog, current proposal pipeline and prospects for additional partnership opportunities, however, we believe our outlook for the future remains very bright. I feel that the foundation of our Company has never been stronger, and that we continue to be very well positioned to achieve future revenue and earnings per share growth in Fiscal Year 2011 and beyond.”
During the first quarter of Fiscal Year 2011, the Company implemented a new project accounting and billing system, which caused delays in client billing. As a consequence, the first quarter’s days sales outstanding (DSO) increased to 82 days. The issues with the new billing system have now been largely resolved, and the Company anticipates that DSO will be in the range of 55 days to 65 days at the end of December, with further decreases expected thereafter.
The Company issued forward-looking guidance for the second quarter of Fiscal Year 2011 (ending December 31, 2010), and provided updated guidance for Fiscal Year 2011, using recent exchange rates. For the second quarter, the Company anticipates reporting consolidated service revenue in the range of $300 to $305 million, and diluted earnings per share in the range of $0.27 to $0.29. For Fiscal Year 2011, consolidated service revenue is expected to be in the range of $1.250 to $1.270 billion using recent exchange rates (previously issued revenue guidance was $1.265 to $1.310 billion). Earnings per diluted share for Fiscal Year 2011 are projected to be in the range of $1.23 and $1.31 (previously issued earnings per diluted share guidance was $1.22 to $1.32). While forward-looking service revenue guidance reflects the benefit of strong Q1 new business and a weakened dollar, those positive developments have been more than offset by cancellations, client-driven project delays, and the slow ramp-up of revenue in certain strategic partnerships. The Company has been able to essentially maintain earnings per share guidance through effective cost controls and a lower tax rate.
The Company notes that Fiscal Year 2010 numbers have been reclassified to conform to the current year’s presentation. A slide depicting the reclassified numbers for Fiscal Year 2010, in addition to other trended financial information, may be found in the Investor Relations section of the Company’s website under the “Additional Financials” section.
A conference call to discuss PAREXEL’s first quarter earnings, business, and financial outlook will begin at 10:00 a.m. ET on Tuesday, November 2, 2010 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming Events” portion of the main page of the Investor Relations section of the Company’s website at www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 706-758-4950 and ask to join the PAREXEL quarterly conference call.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, and medical communications services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 71 locations throughout 54 countries around the world, and has approximately 10,170 employees. For more information about PAREXEL International visit www.PAREXEL.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided for the second quarter of Fiscal Year 2011 and Fiscal Year 2011. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-K for the quarter ended June 30, 2010 as filed with the SEC on August 27, 2010 which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Three Months Ended	Three Months Ended
(in thousands, except per share data)	September 30, 2010	September 30, 2009

Service revenue	$295,820	$259,763
Reimbursement revenue	46,437	47,775

Total revenue	342,257	307,538

Costs and expenses:
Direct costs	186,982	170,988	(1)
Reimbursable out-of-pocket expenses	46,437	47,775
Selling, general and administrative	63,520	56,194	(1)
Depreciation	13,251	11,569
Amortization	2,457	2,536
Restructuring benefit	(390)	—

Total costs and expenses	312,257	289,062

Income from operations	30,000	18,476

Other expense	(7,315)	(780)

Income before income taxes	22,685	17,696

Provision for income taxes	4,894	5,255
Effective tax rate	21.6%	29.7%

Net income	$17,791	$12,441

Earnings per common share:
Basic	$0.30	$0.22
Diluted	$0.30	$0.21

Shares used in computing earnings per common share:
Basic	58,450	57,815
Diluted	59,660	58,135

(1)	Prior year numbers have been reclassified to conform with the current year presentation.

Balance Sheet Information	Preliminary
	Sept 30,	June 30,	Sept 30,
	2010	2010	2009
Billed accounts receivable, net	$303,985	$229,932	$255,662
Unbilled accounts receivable, net	296,335	248,994	236,356
Deferred revenue	(257,186)	(261,080)	(270,922)

Net receivables	$343,134	$217,846	$221,096

Cash and marketable securities	$70,901	$107,413	$96,689
Working capital	$199,881	$158,624	$218,211
Total assets	$1,341,846	$1,220,710	$1,245,630
Short-term borrowings	$108,957	$32,082	$32,080
Long-term debt	$175,451	$183,707	$244,104
Stockholders’ equity	$496,100	$439,555	$437,384

PAREXEL International Corporation
Segment Information
Unaudited

	Three Months Ended	Three Months Ended
(in thousands)	September 30, 2010	September 30, 2009 (1)

Clinical Research Services (CRS)

Service revenue	$231,639	$202,324
% of total service revenue	78.3%	77.9%
Gross profit	$83,318	$69,227
Gross margin % of service revenue	36.0%	34.2%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$28,335	$28,821
% of total service revenue	9.6%	11.1%
Gross profit	$11,113	$10,217
Gross margin % of service revenue	39.2%	35.4%

Perceptive Informatics, Inc. (PII)
Service revenue	$35,846	$28,618
% of total service revenue	12.1%	11.0%
Gross profit	$14,407	$9,331
Gross margin % of service revenue	40.2%	32.6%

Total service revenue	$295,820	$259,763
Total gross profit	$108,838	$88,775
Gross margin % of service revenue	36.8%	34.2%

Revenue by Geography

The Americas	$132,891	$101,601
Europe, Middle East & Africa	125,529	129,540
Asia/Pacific	37,400	28,622

Total service revenue	$295,820	$259,763

Quarterly Supplemental Financial Data

Total revenue	$342,257	$307,538
Investigator fees	44,818	44,675

Gross revenue	$387,075	$352,213

Days sales outstanding	82	58

Capital expenditures	11,641	15,445

(1)	Prior year numbers have been reclassified to conform with the current year presentation.